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Yahoo! Business and Board Process Update July 17, 2008

Legal Notice Forward Looking Statements The matters discussed in this presentation contain forward-looking statements that involve risks and uncertainties concerning Yahoo!'s projected financial performance as well as Yahoo!'s strategic and operational plans. Actual results may differ materially from those projected due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the expected benefits of the commercial agreement with Google may not be realized, including as a result of actions taken by United States or foreign regulatory authorities and the response or acceptance of the agreement by publishers, advertisers, users, and employees; the implementation and results of Yahoo!'s ongoing strategic initiatives; the impact of organizational changes; Yahoo!'s ability to compete with new or existing competitors; reduction in spending by, or loss of, marketing services customers; the demand by customers for Yahoo!'s premium services; acceptance by users of new products and services; risks related to joint ventures and the integration of acquisitions; risks related to Yahoo!'s international operations; failure to manage growth and diversification; adverse results in litigation, including intellectual property infringement claims; Yahoo!'s ability to protect its intellectual property and the value of its brands; dependence on key personnel; dependence on third parties for technology, services, content, and distribution; general economic conditions and changes in economic conditions; potential continuing uncertainty arising in connection with Microsoft's various proposals to acquire all or part of Yahoo! and the announced intention by Carl Icahn to seek control of our Board of Directors; the possibility that Microsoft or another person may in the future make other proposals, or take other actions which may create uncertainty for our employees, publishers, advertisers, and other business partners; and the possibility of significant costs of defense, indemnification, and liability resulting from stockholder litigation relating to the such proposals. More information about potential factors that could affect Yahoo!'s business and financial results is included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Yahoo!'s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as amended, and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, which are on file with the Securities and Exchange Commission ("SEC") and available at the SEC's website at www.sec.gov. All information in this presentation is as of July 17, 2008, unless otherwise noted, and Yahoo! does not intend, and undertakes no duty, to update or otherwise revise the information contained in this presentation. Throughout this presentation we have rounded numbers as appropriate. Non-GAAP Financial Measures This presentation refers to operating cash flow (operating income before depreciation, amortization of intangible assets, and stock-based compensation expense, or OCF) which is a non-GAAP financial measure. The most comparable GAAP measure for OCF is income from operations. With respect to the OCF numbers provided in this presentation, the estimate of income from operations is the same as the estimated OCF, as the Company does not expect to incur any additional depreciation and amortization or stock-based compensation expense related to the Google agreement. Yahoo! and the Yahoo! logos are trademarks and/or registered trademarks of Yahoo! Inc.

Topics For Discussion Yahoo!'s Business Fundamentals Yahoo!'s value, assets, and scale Our business model Positioning Yahoo! for the future Yahoo!'s Current Board of Directors And Board Process Highly experienced and independent Board Board structure and governance process focused on stockholder value Deliberate and thorough process and proactive engagement with Microsoft Review of strategic alternatives Microsoft unsolicited proposal to acquire Yahoo! Google agreement Microsoft/Icahn Search and Restructuring proposal Icahn's Slate Is Not The Right Answer

Yahoo!'s Value Proposition Yahoo! is a leading global Internet brand with large valuable audiences, talented people, and leading monetization platforms with substantial scale Yahoo! has leading positions in both search and display Yahoo! is one of the top two global online advertising companies and is exceptionally well-positioned to benefit from the emerging convergence of search and display One-of-a-kind combination of assets: Trusted consumer relationships with over 500 million users, yielding valuable insights #1 or #2 ranking online properties in major categories Strategic Asian positions Valuable mobile and emerging market franchises Unique global brand, leading advertising platform, huge audience scale, and talented people

Yahoo! Audience and Monetization Assets Engaged audience with 38 billion total minutes in time spent per month, most visited site with 3.6 billion visits per month (average of 26 visits per user) Key starting points: Homepage, My Yahoo!, Mail are #1 and Search is #2 in their respective categories Key content properties: Yahoo! News, Sports, Finance are #1 in each of their respective categories Unique assets continue to make us a "Must Buy" for advertisers - #1 U.S. ad network by page views, #2 by reach Source: Audience engagement, visits, and market positions of Yahoo! properties from comScore MediaMetrix, June 2008. Market position based on total audience reach. Panama AMP! from Yahoo! MUST BUY STARTING POINTS

Critical Components of Our Business OUR CUSTOMERS: USERS AND ADVERTISERS Visit Yahoo! to get compelling online content Search for what interests them View relevant ads in the process Provides indispensable user experiences Yahoo! content and applications "Best of the web" from other publishers Sells advertisements Matches ads to relevant content and search queries Create relevant and compelling ads Pay Yahoo! to run these ads to reach the right user at the right time Users Advertisers Sponsored Search advertisemen ts Display advertisements SEARCH ADS DISPLAY ADS U

Search and Display Are Mutually Reinforcing Search makes Frontpage more compelling to users, creating valuable inventory for advertisers... Frontpage drives majority of Yahoo! Search traffic... ....Search is deeply integrated into many other Yahoo! properties as well... ....Yahoo! content makes Search a richer experience Search and Content are both critical and mutually reinforcing in creating the Yahoo! user experience Combination of Search and Display advertising positions Yahoo! well to take advantage of emerging convergence

Positioning Yahoo! Ahead of Industry Transformations Yahoo! Board and executive leadership are positioning Yahoo! for future success Industry Today Industry and Yahoo! Transformations "One size fits all" internet content Yahoo! re-wiring network to bring integrated open, social, personalized capabilities to users Online display advertising difficult to buy, and the market is highly fragmented Yahoo! is developing a simple, automated display advertising platform Largely separate search and display advertising marketplaces Yahoo! positioned to capitalize on emerging convergence of search and display advertising Independent sales forces representing limited ad inventory Yahoo! combined its sales force, extended off network with leading ad network + exchange PC focused Multiple platforms: Yahoo! well positioned in both PC and Mobile Focus on large, developed countries and regions Global focus: Yahoo! well positioned for growth in Asia Pacific and Emerging Markets Publisher-generated editorial content Open Yahoo! sites drawing in "best of the web" Monetization Audience Mobile

Yahoo! Team Making Major Investments For The Future

Monetization

- **Leader in owned and operated (O&O) display advertising, developing a leading US display ad network.** Purchased Right Media, BlueLithium, and Maven Networks, built broad network of affiliate and agency partners (eBay, Comcast, Viacom, AT&T, WPP, Publicis, Turner, 770+ Newspapers)
- **Building transformational display ad platform.** Phase 1 currently in limited release with positive initial reviews, on track for initial roll-out beginning in Q3
- **Enhancing Search Monetization.** Continuing enhancements to current Panama platform, realizing strong double-digit growth in O&O search revenue in each of the last 4 quarters
- **Re-organized sales force to combine Search and Display sales.** Positioning Yahoo! to capitalize on emerging convergence of Search and Display advertising

Audience

- **"Re-wiring" Yahoo! audience properties through Y!OS (Yahoo! Open Strategy).** Taking advantage of our global scale, offering transformational open and social capabilities across the Yahoo! network
- **Innovating in Algorithmic Search.** Launching innovative new products including Search Assist, Search Monkey, BOSS, and Glue. Search Assist and other 2007 innovations resulted in increasing search customer satisfaction[1]

Mobile

- **Continuing to build upon leading mobile position.** Both award-winning mobile products and partnerships with major global mobile carriers (Vodaphone, T-Mobile UK, Telefonica, AT&T)

- **Leading positions in Japan and China.** Achieved through valuable joint ventures with local partners (Yahoo! Japan, Alibaba)

(1) Keynote Executive Presentations for Yahoo! Search, December 2007.

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July 17, 2008

Mobile3 Positive Traction and Reviews From Market Sources, left to right: Sarah Rotman Epps of Forrester Research quoted in Financial Times, April 6, 2008; Rachel Happe of IDC quoted in Information Week, April 7, 2008; Greg Schermer, VP of Interactive Media, Lee Enterprises quoted in Editor and Publisher, March 10, 2008; William Dean Singleton of MediaNews Group quoted in New York Times, April 7, 2008; Rachel Happe of IDC quoted in Wall Street Journal, April 7, 2008. Sources, left to right: Michael Calore, Webmonkey.com (a property of Wired Digital), April 24, 2008; Dan Farber, CNET, April 24, 2008; Michael Arrington, TechCrunch, March 16, 2008; Larry Dignan, ZDNet, July 10, 2008; Mark Hendrickson, TechCrunch, July 9, 2008. Sources, left to right: Scott Ellison, IDC, June, 2008; Elise Ackerman, San Jose Mercury News, April 2, 2008; Colin Gibbs, RCR Wireless News, April 2, 2008; Joanne Stern, Laptop, April 2008; Hamid Akhavan, CEO, T-Mobile quoted in Telecoms.com, February 12, 2008. Monetization1 Audience2 All monetization quotes refer to Yahoo!'s new display ad platform:

Strong Position in Growing Asian Markets

UNIQUE POSITIONING FOR YAHOO!

- **#1** Y! Japan Homepage, Mail, Search, and Auctions in Japan(1)
- **#1** Alibaba.com B2B marketplace in China(2)
- **#1** TaoBao consumer online marketplace in China(3)
- **#1** AliPay online payments in China(4)
- **#1** Gmarket consumer online marketplace in Korea(5)

(1) ComScore MediaMetrix, May 2008.
(2) eMarketer, Inc., May 6, 2008.
(3) eMarketer, Inc., December 7, 2007.
(4) eMarketer, Inc., January 2008.
(5) Gmarket investor website: http://global.gmarket.co.kr/

PUBLICLY TRADED INVESTMENTS

Investment	Stake	Mkt. Value (6)	Per Share
Yahoo! Japan	33%	$7.5 billion	$5.41
Alibaba.com	30%(7)	$1.8 billion	$1.31
Gmarket	10%	$103 million	$0.07
Total		**$9.4 billion**	**$6.79**

PRIVATE COMPANY INVESTMENTS

Investment	Stake	Mkt. Value	Per Share
Alibaba Group(8)	41%	N/A	N/A

支付宝 Alipay.com 因为信任 所以简单

淘宝网 Taobao.com 阿里巴巴旗下网站

(6) Market value as of 7/15/08.
(7) Includes 1% direct interest and 29% indirect interest owned through 41% stake in Alibaba Group.
(8) Alibaba Group includes Alipay.com, Taobao.com, and a ~70% interest in Alibaba.com, as well as a number of other businesses including Koubei.com, Alimama.com, Alisoft.com, and cn.yahoo.com.

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July 17, 2008

Topics For Discussion Yahoo!'s Business Fundamentals Yahoo!'s value, assets, and scale Our business model Positioning Yahoo! for the future Yahoo!'s Current Board of Directors And Board Process Highly experienced and independent Board Board structure and governance process focused on stockholder value Deliberate and thorough process and proactive engagement with Microsoft Review of strategic alternatives Microsoft unsolicited proposal to acquire Yahoo! Google agreement Microsoft/Icahn Search and Restructuring proposal Icahn's Slate Is Not The Right Answer

Highly Experienced and Independent Board 8 of 9 Board members are independent 63 combined years of experience directing Yahoo! 6 current or former CEOs Every independent director is a current or former board Chairman Board members collectively have a broad range of experience in internet, media, advertising, and technology businesses A number of Board members have significant experience with major M&A and other significant transactions

Highly Experienced and Independent Board

Highly Accomplished Board		
Name	**Years on Yahoo! Board**	**Other Positions Held**
Roy Bostock, *Chairman* *(since 1/08)*	5	*Former Chairman and CEO,* D'Arcy Masius Benton & Bowles *Director*, Morgan Stanley, Northwest Airlines Corp. (*Chairman*) *Former Director*, BCom3 Group *(Chairman)*
Ron Burkle	6	*Managing Partner,* The Yucaipa Companies *Director,* Occidental Petroleum Corp., KB Home Corporation *Former Director,* Alliance Entertainment (*Chairman*), Golden State Foods (*Chairman*) Dominick's (*Chairman*), Fred Meyer (*Chairman*), Ralphs (*Chairman*), Food4Less (*Chairman*)
Eric Hippeau	12	*Managing Partner*, Softbank Capital *Director*, Starwood Hotels and Resorts WorldWide, Inc. *Former Director and CEO,* Ziff-Davis, Inc. (*Chairman*)
Vyomesh Joshi	3	*EVP, Imaging and Printing Group*, Hewlett-Packard Company *Former Director*, Phogenix Imaging LLC *(Chairman)*
Arthur Kern	12	*Chairman*, American Media Management, Inc. *Co-Founder and Former CEO*, American Media, Inc. *Former Investor and Director*, Digitas Inc.
Robert Kotick	5	*Director, President and CEO,* Activision Blizzard, Inc. *Former Chairman and CEO*, Activision, Inc.
Maggie Wilderotter	1	*CEO, President, and Chairman*, Citizens Communications Company *Director*, Tribune Company, Xerox Corporation
Gary Wilson	6	*Former EVP and CFO,* Walt Disney Co., Marriott Corp. *Director*, CB Richard Ellis Group, Inc. *Former Director*, Northwest Airlines Corp. (*Chairman*)
Jerry Yang	13	*Co-Founder, CEO and Chief Yahoo* *Director*, Yahoo! Japan, Cisco Systems, Alibaba Group

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July 17, 2008

Experienced and Dedicated Management Team Co-founders Jerry Yang and David Filo have created a unique corporate culture that is a key factor to attracting and retaining talent Together Jerry Yang and David Filo beneficially own 133 million shares (approximately 10%) of Yahoo! and remain committed to innovation and value creation Deep pool of talented and experienced managers below the executive level Recently appointed Hilary Schneider to lead the U.S. region and Ash Patel to lead our Audience Product Division with key lieutenants under each Name Title Background / Experience Jerry Yang CEO and Chief Yahoo Co-Founder, Yahoo! Director, Cisco Systems, Yahoo! Japan, Alibaba Group David Filo Chief Yahoo Co-Founder and Key Technology Leader, Yahoo! Susan Decker President EVP, Head of Advertiser and Publisher Group, and CFO, Yahoo! Director of Global Research, Donaldson, Lufkin & Jenrette Director, Berkshire Hathaway, Intel, Costco Blake Jorgensen Chief Financial Officer Co-Founder, COO, and Co-Director of Investment Banking, Thomas Weisel Partners Managing Director and Principal, Montgomery Securities Aristotle Balogh Chief Technology Officer CTO, EVP, and Head of Global Product Design, Verisign, Inc.

Board Structure and Governance Process Board structure reflects best practices Chairman and CEO positions are separate Chairman is an independent director 8 of 9 directors are independent Committees comprised of all independent directors Non-staggered Board: all directors up for election annually Directors are elected by majority vote in uncontested elections Board compensation comprised primarily of equity, so interests aligned with stockholders1 Focused on maximizing stockholder value Thoroughly and expeditiously evaluated a wide range of options for enhancing stockholder value Microsoft and Microsoft/Icahn proposals Other strategic alternatives Standalone strategic plan Focused on issues that impact stockholder value Certainty of value Certainty of closing / regulatory approval Other key non-price terms, including strategic impact on business Engaged investors directly in dialog about strategic plan and opportunities Board repeatedly made clear, publicly and privately, that it is open to value-creating transactions, including with Microsoft Our Chairman is paid an annual cash fee and the chairpersons of each of our board committees receive a fee that may be paid in cash or equity at the director's election. Structure Recent Process

Thorough Process To Review Strategic Alternatives Microsoft issued an unsolicited proposal to acquire Yahoo! on January 31, 2008 Yahoo!'s Board rapidly engaged experienced and knowledgeable advisors with deep collective industry and transactional experience Investment banks: Goldman Sachs, Lehman Brothers, Moelis and Company Legal advisors: Munger Tolles, Skadden Arps Communications: Abernathy MacGregor Proxy advisors: MacKenzie Partners More than 30 Board meetings since January 31 discussing Microsoft proposal and other strategic alternatives Board members engaged with stockholders to solicit their views Numerous formal and informal discussions with Microsoft and its advisors; many of these discussions included independent Board members

Selected Analyst Comments On Initial Price "At $31, the deal is currently valued at 17x 2009 EBITDA, and we believe there is room for MSFT to raise the premium, given historical deal ranges of 17x-23x forward EBITDA - implying a range here of $31-$38." (Brian Pitz, Banc of America Securities LLC, February 1, 2008) "[B]ased on our assumptions for cost synergies ($1.3B), we believe MSFT will have to offer $36-40 a share, suggesting 26-40% upside from current levels." (Jason Helfstein, Oppenheimer & Co. Inc., February 1, 2008) "We believe that MSFT will do what is necessary to get the deal done, and we don't believe its [first] offer was [its] final offer. We raised our [price target] on 2/5 to $34 vs. the $31 offer, and believe that the most likely scenario is a raised offer from MSFT." (Ben Schachter, UBS Securities LLC, February 13, 2008)

Timeline of Interaction with Microsoft

Date	Key Events
1/31	• **Microsoft makes unsolicited proposal to acquire Yahoo! at $31 per share** [(1)]
2/11	• Yahoo! responds publicly that Microsoft proposal substantially undervalues Yahoo!
2/26	• Yahoo! and Microsoft General Counsels meet to discuss transaction
3/10	• Microsoft and Yahoo! executives meet to discuss transaction
3/20	• Yahoo! and Microsoft representatives, economists, and attorneys meet to discuss regulatory issues
3/28	• Yahoo! delivers request to Microsoft for additional information and data relating to regulatory issues
4/1	• Microsoft and Yahoo! meet to discuss integration issues
4/5	• **Microsoft threatens proxy fight and to lower price; sets 3-week deadline for concluding an agreement on its terms**
4/7	• Yahoo! publicly reiterates openness to any deal that maximizes stockholder value
4/15	• Yahoo! and Microsoft, together with their respective financial advisors, meet to discuss possible transaction; Yahoo! provides non-price terms proposal to Microsoft
4/26	• Microsoft's 3-week deadline expires without Microsoft action; Yahoo! sends private letter to Microsoft stating: open to transaction but not at $31
4/30-5/2	• Yahoo! and Microsoft meet several times to discuss Microsoft proposal to purchase Yahoo! search business. Microsoft indicates possible increase in price for full acquisition
5/2	• Microsoft orally states that it is willing to pay $33 per share; Microsoft representative tells Yahoo! representative not to come back at $38
5/3	• **Yahoo! and Microsoft meet to discuss price; Yahoo! proposes $37 per share; Microsoft withdraws proposal within hours after meeting**

(1) The nominal $31 per share price reached a value as low as $28 per share taking into account the fluctuating value of the Microsoft stock component from the close of business on the date of proposal through withdrawal date.

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July 17, 2008

Timeline of Interaction with Microsoft (cont'd)

Date	Key Events
5/17	• Independent Board members and management meet with Microsoft; Microsoft confirms that it is not interested in a whole company acquisition
5/18	• Microsoft issues statement raising "hybrid" transaction
5/24	• Yahoo! and Microsoft CEOs meet to discuss "hybrid" transaction
5/29	• **Microsoft submits proposal for "hybrid" deal**
6/8	• Independent Board members and management meet with Microsoft; Microsoft confirms that it is not interested in a whole company acquisition even at prior price range
6/12	• **Microsoft publicly reiterates that it is not interested in a full acquisition but that it is open to "hybrid" deal (Google agreement announced later that day)**
6/23	• Microsoft CEO proposes meeting with Yahoo! Chairman and other independent directors to discuss new "hybrid" deal involving other parties; Yahoo! agrees to meeting
6/27	• Microsoft CEO cancels scheduled meeting with Yahoo! Chairman and other independent directors
7/7	• Microsoft and Icahn issue coordinated statements saying that Microsoft is unable to complete a deal with current Yahoo! Board and management team, but willing to discuss an acquisition of Yahoo!'s search business or the whole company with a new board after annual meeting
7/11	• **Microsoft / Icahn jointly make search and restructuring proposal to Yahoo! Chairman**
7/12	• **Yahoo! publicly rejects Microsoft / Icahn search and restructuring proposal and reiterates willingness to sell whole company at $33**

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July 17, 2008

Microsoft Unresponsive and Inconsistent The record casts doubt on whether Microsoft was ever committed to a whole company acquisition Microsoft was unresponsive to multiple requests regarding initial acquisition proposal No response to regulatory information requests No response to non-price terms, including value protection for stock component and regulatory issues No revised price indication until several months into the process, days before withdrawing Microsoft's actions and statements were inconsistent Publicly announced an unsolicited offer to acquire Yahoo! Threatened withdrawal, threatened to lower price, and threatened proxy fight Only orally indicated possible increase in price after several months of discussions Initially stated "a few" more dollars, then "a couple" more dollars per share While negotiating for full acquisition of Yahoo!, shifted focus to search-only "hybrid" deal Suggested there "could be" an increase in price, and then abruptly withdrew acquisition proposal Upon re-engagement with Yahoo!, only expressed willingness to discuss search-only "hybrid" deal Confirmed it was uninterested in the whole company even at its previous price range Announced it was in discussions with Icahn and would consider either a search-only deal or whole company acquisition with a new board after the annual meeting Claimed it could not reach agreement with the current Board Jointly with Icahn presented complex search and restructuring proposal to Yahoo!

Google Agreement Enhances Yahoo!'s Strategic Plan Google agreement puts Yahoo! on faster track to creating stockholder value Strengthens Yahoo!'s competitive position in the convergence of search and display advertising Provides attractive economics, enhancing Yahoo!'s ability to deliver on its strategic plan Expected to generate an estimated $250-$450 million in incremental operating cash flow in the first 12 months following implementation We anticipate continuing to close the monetization gap utilizing a combination of this agreement and our Panama platform Enables Yahoo! to capitalize on the high growth opportunities in online advertising where it is best positioned to successfully compete and create more value Enables Yahoo! to broaden its scope of investments and initiatives Does not preclude a change of control transaction with Microsoft or any other party

Microsoft/Icahn Search and Restructuring Proposal On July 11, 2008, Microsoft Corporation and Carl Icahn proposed a complex restructuring of Yahoo! including: Acquisition of Yahoo!'s search assets by Microsoft Commercial search agreement between Microsoft and Yahoo! Distribution of Yahoo!'s Asia assets to Yahoo! stockholders Yahoo! pro-rata dividend to Yahoo!'s stockholders financed in part by a loan from Microsoft Microsoft tender offer for $3.9 billion of shares directly from Yahoo! stockholders Immediate replacement of the Board with Mr. Icahn's nominees and removal of the top management team at Yahoo! On July 12, 2008, Yahoo!'s Board rejected this proposal based on a number of factors including: Existing business plus recent commercial agreement with Google has superior financial value and less complexity Microsoft/Icahn proposal would preclude a potential sale of all of Yahoo! for a full and fair price, including a control premium Mr. Icahn's slate of directors would oversee Yahoo!'s remaining non-search businesses even though they have virtually no working knowledge of Yahoo!'s businesses Immediate replacement of the current Board and removal of the top management team at Yahoo! would destabilize Yahoo! during the up to the one year it would take to gain regulatory approval Microsoft and Mr. Icahn overstate the value their proposal would deliver to Yahoo! stockholders and substantially understate the risks

Proposed Terms of "Search and Restructuring Proposal" Considerations $1 billion cash payment for Yahoo!'s search assets Microsoft only provides $1 billion of upfront proceeds Upfront payment will be taxable to Yahoo! Would require a complex separation of search assets from remainder of Yahoo!'s business Yahoo! would be left without any search assets Could jeopardize the Yahoo! user experience and make it difficult for Yahoo! to maintain page views and search and display volume Inconsistent with Yahoo! view of convergence of search and display Would result in the transfer by Yahoo! of a strategic and valuable intellectual property portfolio (all IP related to search, including algorithmic) for no additional consideration Microsoft to enter into a 5 year exclusive search agreement with Yahoo!. Microsoft to guarantee Yahoo! the greater of (a) 85% of net revenues for the first three years and 70% of net revenues for the last two years ("TAC rates"); and (b) $2.3 billion of annual revenue after traffic acquisition cost ("TAC") subject to Yahoo! maintaining historical U.S. page views and affiliate revenue Yahoo! dependent on Microsoft to receive its share of search revenues received by Microsoft TAC rates are below market $2.3 billion minimum annual guarantee reduces Yahoo! execution risk in search, but guarantee is subject to certain Yahoo! performance metrics, which will be impacted directly by Microsoft performance Poor Microsoft performance could result in reduction of guarantee due to failure to maintain historical page views or loss of Yahoo! affiliate revenue While more certain than Microsoft's prior "pay per click" guarantee, the $2.3 billion guarantee is below Yahoo!'s own expectations for net search revenue Minimum guarantee remains flat and does not grow over time Microsoft has right to renew for a second 5 year period at a 70% TAC rate if it increases minimum guarantee to $3 billion. Yahoo! also has a renewal right, but with a lower Microsoft minimum guarantee of $1.6 billion Renewal right does not force Microsoft to be competitive on TAC rate for second five year period (locked in at 70%) $3 billion guarantee is below Yahoo!'s own expectations for net search revenue for years 5-10 Guarantee still subject to reduction for page views and affiliate revenue, which could be impacted by Microsoft performance Yahoo! Evaluation of Microsoft / Icahn Proposal

Yahoo! Evaluation of Microsoft / Icahn Proposal (Cont'd) Yahoo! would achieve annual costs savings between $1.1 billion and $1.6 billion Microsoft's view of potential cost savings is unrealistic Yahoo! believes that not more than $750 million of direct cash costs savings are achievable from a sale of Yahoo!'s search assets Search agreement would result in higher operating income for Yahoo! Yahoo! estimates that the Microsoft search agreement would increase operating cash flow ("OCF") by approximately $300 million annually Microsoft search agreement potentially creates higher near term OCF at the expense of long-term growth 85% TAC rate reduced to 70% TAC rate after year 3 Microsoft renewal right limits Yahoo! upside to monetize its audience search queries at market rates at end of year 5 Yahoo! can generate higher OCF under its agreement with Google Google agreement estimated to generate $250-$450 million of incremental OCF for first 12 months following implementation Yahoo! must guarantee that Microsoft search will retain equal or greater prominence on the Yahoo! site If Microsoft were to require greater prominence it could pose economic costs to Yahoo! and impact the sale of premium display inventory Microsoft Proposed "Search and Restructuring Plan" Deal Terms Considerations Proposed Terms of "Search and Restructuring Proposal"

Yahoo! Evaluation of Microsoft / Icahn Proposal (Cont'd) Distribution of Yahoo!'s Asia assets to Yahoo! stockholders (Microsoft values these assets at ~$9 per share) Such a spin-off is a complex transaction that would require, among other things, consents and approvals from third-parties Yahoo! can complete a spin-off on its own without the assistance of Microsoft Yahoo! Board has historically evaluated and continues to evaluate this alternative Yahoo! believes a spin-off would highlight value of its Asia assets, but $9 per share is aggressive Microsoft valuation, among other things, does not apply discount to Yahoo!'s minority investments in Yahoo! Japan, Alibaba or Gmarket currently applied by research analysts Yahoo! to pay a $4.50 pro rata dividend to its stockholders financed in part by a $2.8 billion loan from Microsoft Microsoft to tender for $3.9 billion of shares directly from Yahoo! stockholders Yahoo! can declare and pay a special cash dividend on its own without the assistance of Microsoft Cash funded from existing cash on balance sheet and debt incurrence Microsoft overstates the availability of cash from the $1 billion upfront payment and does not take into account the Google termination fee Microsoft's $1 billion upfront payment would be taxable to Yahoo! Yahoo! would have to pay Google a termination fee of up to $250 million upon the closing of sale of search to Microsoft $3.9 billion of cash is significantly below the $8 billion of cash Microsoft proposed to invest in Yahoo! in its prior proposal If all shares were tendered Microsoft would own 15% of Yahoo!'s voting stock; prior proposal was for non-voting stock Microsoft/Icahn proposal would require an immediate replacement of the Board with Mr. Icahn's nominees and removal of the top management team at Yahoo! Yahoo!'s Board believes these moves would destabilize Yahoo! during the up to one year it would take to gain regulatory approval for this deal New Yahoo! directors would be responsible for overseeing the remaining non-search business and proposed complicated restructuring even though they have virtually no working knowledge of Yahoo!'s businesses Potential negative impact on Yahoo! stockholders given majority of their value will be equity in the remaining non-search business of Yahoo! (Microsoft values remaining business of Yahoo! at $19.50 per share) Microsoft Proposed "Search and Restructuring Plan " Deal Terms Considerations Proposed Terms of "Search and Restructuring Proposal"

Yahoo! Does Not Believe Microsoft / Icahn Proposal Provides $33 of Value Microsoft has indicated that the proposal would provide $33 of value to Yahoo! stockholders, consisting of the following components: Asia asset spin-off $9.00 Special cash dividend $4.50 Yahoo! shares $19.50 Total $33.00 Only per share cash dividend is certain and Yahoo! could distribute a substantial amount of cash to stockholders on its own Yahoo! believes that Microsoft's valuation of the spin-off of its Asia assets is unrealistic based on current valuations of these assets and discount currently applied by research analysts Yahoo! does not believe there is a basis to assume that its shares will trade at $19.50 following the transaction Substantial execution risk Yahoo! reliant upon Microsoft performance and its ability to monetize audience search queries Limited search monetization upside for Yahoo! due to Microsoft renewal right Microsoft's view of potential cost savings is unrealistic A display-only company subject to Microsoft execution risk as it competes with Google may be less attractive to investors and there is risk that Yahoo! could trade at a lower multiple Separating search from display alters Yahoo!'s strategy to sell a consolidated search and display advertising offering Yahoo! would need to pay Google a fee of up to $250 million if agreement is terminated $1 billion upfront payment by Microsoft is taxable Regulatory approval of the transaction will take up to one year in multiple jurisdictions and put Yahoo!'s business at execution risk during the interim period of uncertainty, especially if under the management of Mr. Icahn and his nominees Selling its valuable search assets and committing to the restructuring may preclude a future change of control premium for Yahoo! stockholders Microsoft Proposed "Hybrid" Deal Terms Summary Considerations Summary of Value Components

Topics For Discussion Yahoo!'s Business Fundamentals Yahoo!'s value, assets, and scale Our business model Positioning Yahoo! for the future Yahoo!'s Current Board of Directors And Board Process Highly experienced and independent Board Board structure and governance process focused on stockholder value Deliberate and thorough process and proactive engagement with Microsoft Review of strategic alternatives Microsoft unsolicited proposal to acquire Yahoo! Google agreement Microsoft/Icahn Search and Restructuring proposal Icahn's Slate Is Not The Right Answer

Icahn Slate[1]

Name	Age	Background
Lucian A. Bebchuk	52	• Professor of Law, Economics, and Finance and Director of the Program on Corporate Governance at Harvard Law School
Frank J. Biondi, Jr.	63	• Senior Managing Director of WaterView Advisors LLC, an investment advisor organization • Former Chairman and Chief Executive Officer of Universal Studios, Inc. • Former President and Chief Executive Officer of Viacom, Inc.
John H. Chapple	55	• President of Hawkeye Investments LLC, a privately-owned equity firm • Former President, Chief Executive Officer and Chairman of the Board of Nextel Partners
Mark Cuban	49	• Controlling owner of the National Basketball Association franchise, the Dallas Mavericks • Co-founder and former Chairman of the Board of Broadcast.com
Adam Dell	38	• Managing General Partner of Impact Venture Partners, a venture capital firm • Managing Director at Steelpoint Capital Partners, a private equity firm
Carl C. Icahn	72	• Chief Executive Officer of Icahn Capital LP and certain related entities • Chairman of the board of 5 public companies (American Railcar Industries, Inc, XO Holdings, Inc., ImClone Systems Incorporated, WCI Communities, Inc. and Federal-Mogul Corporation) • Director of 3 additional public companies (Cadus Corporation, Blockbuster Inc. and WestPoint International, Inc.) and 1 privately-held company (Motricity, Inc.)
Keith A. Meister	35	• Principal Executive Officer and Vice Chairman of the Board of Icahn Enterprises G.P. Inc.
Edward H. Meyer	81	• Former Chairman, Chief Executive Officer and Chief Investment Officer of Ocean Road Advisors, Inc., an investment management company • Former Chairman, Chief Executive Officer and President of Grey Global Group, Inc.
Brian S. Posner	46	• Former Chief Executive Officer and co-Chief Investment Officer of ClearBridge Advisors LLC, an asset management company • Co-Founder and former Managing Partner of Hygrove Partners LLC, a hedge fund company

(1) Source: Definitive Proxy Statement of Carl C. Icahn et al. filed with the SEC on July 14, 2008.

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July 17, 2008

Icahn Slate is Not the Right Answer

- Icahn began without any plan other than a sale to Microsoft and still doesn't have a plan that makes sense for Yahoo! stockholders
- Icahn has misrepresented the manner in which we negotiated with Microsoft and Microsoft/Icahn, the cost and purpose of the change in control severance plan, and our Board compensation
- Icahn has acted inconsistently and flip-flopped on a "hybrid" vs. full company acquisition
- Icahn supported a Google agreement in the absence of a Microsoft proposal to acquire the whole company, and even stated publicly that the agreement we signed with Google might have some merit and seems better than the earlier Microsoft "hybrid" proposal[1]
- Proposed slate is acting under agreement with Icahn under which Icahn pays each nominee a fee of $25,000 and indemnifies them

Date	Key Events
6/4	• Icahn says "Well, you say 'alternatives.' I certainly don't want to see an alternative deal with Microsoft. They're talking about, which would be **some hybrid which would devalue no matter what they say at a lot less than the 33 or 34** that they were talking about. And, of course, that would entrench the board and would entrench Jerry Yang but would be terrible for shareholders."[2]
	• Icahn says "But **it's crazy for this company now to do this alternative deal and give the store away**, because obviously, **an alternative deal is a poison pill**, because once you've done an alternative deal and given the search to Microsoft, you don't need Microsoft to buy you anymore. So, that would be a poison pill . . ."[2]
6/6	• Icahn says "unless any alternative transaction can insure [sic] a **$33 or higher stock price (of which I am skeptical) all talks of alternative transactions are over**."[3]
	• Icahn says that Yahoo! should "publicly offer to sell the company to Microsoft for **$34.375 per share**."[3]
7/7	• Icahn says that, if elected, his new Board would "[i]mmediately start negotiation with Microsoft to sell the whole company or, **in the alternative, sell 'Search' with large guarantees**." [4]
7/14	• Icahn says "**refusing the Microsoft offer for the Yahoo! search business is also another grave mistake** that will be deeply regretted."[5]

Note: Emphasis added.
(1) Reuters, "Icahn says Icahn-Google ad deal has merit," June 16, 2008.
(2) CNBC "Fast Money" Interview, June 4, 2008.
(3) Open letter to Board of Directors of Yahoo!, June 6, 2008.
(4) Open letter to Yahoo! Shareholders, July 7, 2008.
(5) Open letter to Yahoo! Shareholders, July 14, 2008.

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July 17, 2008

Icahn's Recent Involvements with Public Companies

- **Consider Icahn's public company investments that are currently pending or ended this year (1):**

Company	Involved Since		Change in Stock Price Since Initial Involvement (2)	Background
Amylin Pharmaceuticals Inc.	May 2008	↓	> (20%)	◆ Has met with management on ways to enhance stockholder value
Enzon Pharmaceuticals, Inc.	Mar 2008	↓	> (15%)	◆ Asked company to consider spinning off certain assets or sell altogether
The Greenbrier Companies	Feb 2008	↓	> (5%)	◆ Asked company to combine with American Railcar industries
Guaranty Financial	Jan 2008	↓	> (70%)	◆ Has met with management on ways to enhance stockholder value
Federal-Mogul Corp.	Jan 2008	↓	> (30%)	◆ Announced its Board has elected Icahn as non-executive Chairman as it emerged from bankruptcy
BEA Systems	Sept 2007 (3)	↑	> 45%	◆ BEA agreed to be acquired by Oracle for $19.375/share following auction demanded by Icahn
Biogen Idec	Aug 2007	↑	> 1%	◆ Icahn failed to win Board seats at stockholder meeting on June 19, 2008
Motorola Inc.	Jan 2007	↓	> (60%)	◆ Demanded share repurchases and seat on the Board; unsuccessful in May 2007; subsequently demanded 4 Board seats (of 12) in 2008; received 2 (of 12) seats
Cyberonics, Inc.	Jan 2007	↑	> 20%	◆ Backed three Board seat nominations from Metropolitan Capital; Cyberonics appointed the dissident nominees
WCI Communities Inc.	Jan 2007	↓	> (90%)	◆ Launched a failed $22/share ($920mm) offer and was appointed Chairman of the Board; engaging in discussions about potential restructuring proposals
Telik, Inc.	Jan 2007	↓	> (80%)	◆ May seek to hold discussions with management regarding strategy and outlook
Lear Corporation	Oct 2006	↓	> (45%)	◆ Icahn and affiliates proposed a buyout offer at $36/share which was ultimately rejected by stockholders
Time Warner Inc.	Aug 2005	↓	> (20%)	◆ Proposed breakup of Time Warner into four companies and larger share repurchase program; Time Warner increased share repurchase program
Temple Inland, Inc.	Feb 2005	↓	> (55%)(4)	◆ Spun-off Guaranty Financial Group and Forestar Real Estate Group, in line with Icahn's demands
Blockbuster Inc.	Dec 2004	↓	> (70%)	◆ Won 3 Board seats; agreed to backstop Blockbuster rights offering to finance Circuit City acquisition

Source: Company public filings, news reports. Represents all transactions outstanding or closed in 2008 in which Icahn has filed a 13D, launched a proxy contest or currently holds a Board seat.
(1) The companies listed here are companies in which Carl Icahn has invested in the stock and sought to obtain Board membership and/or influence the strategic direction of the company. The stock prices of these companies may have fluctuated for a variety of reasons, including reasons unrelated to Mr. Icahn's involvement. Past performance of companies in which Icahn has invested may not be indicative of future performance of the same or other investments.
(2) Change in stock price calculated based on the difference between share price as of July 14, 2008 and share price 1-day prior to the first public announcement of Icahn's involvement.
(3) Acquisition completed by Oracle on April 29, 2008.
(4) Includes value returned to stockholders in connection with the spin-offs of Guaranty Financial Group and Forestar Real Estate Group.

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July 17, 2008

Exemplary Board Process Conducted a deliberate and expeditious process focused on stockholder value Carefully evaluated Microsoft acquisition proposal, including certainty of value and closing Earnestly engaged in negotiations with Microsoft Thoroughly explored alternative opportunities Instituted a change in control retention plan to protect valuable employee asset Succeeded in generating a higher verbal bid from Microsoft, which was then abruptly withdrawn Negotiated and signed an agreement with Google to accelerate our strategic plan Evaluated alternate Microsoft "hybrid" and Microsoft/Icahn search and restructuring proposals and concluded they would not benefit Yahoo! strategically or financially Remains open to any transaction that creates value for our stockholders

We Continue to Execute The flexibility to choose between Panama and Google expected to help close search monetization gap Acquisitions of Right Media, BlueLithium, Zimbra, and Maven Networks helping to advance core "Starting Points" and "Must Buy" strategies Winning new business partners and expanding existing relationships WPP, Wal-Mart, CBS, Havas Digital, CNET, newspaper publisher consortium (770+ newspapers), MLB.com, Publicis Groupe, Turner Launch of new display ad platform beginning in Q3 expected to enhance competitive position Creation of simple and automated web-based platform for advertisers to place ads across many publishers

Asking For Your Support We ask for your support of our current Board of Directors Our current Board and management team have consistently focused on and will continue to focus on maximizing stockholder value Proactively engaged in multiple discussions with Microsoft At all times, publicly and privately expressed openness to a transaction Provided our stockholders with greater transparency into our strategic plan and how we plan to grow the business in the coming few years Negotiated and signed an agreement with Google to accelerate our strategic plan Our Board has the knowledge, experience, and commitment to maximize stockholder value